Exhibit 99.1

RiskMetrics Group Reports First Quarter 2009 Results

New York, — RiskMetrics Group Inc. (NYSE: RMG), a leading provider of risk management and corporate governance products and services to participants in the global financial markets, today announced its financial results for the first quarter ended March 31, 2009.

Earnings Highlights:  See Tables C, H and I for a reconciliation of GAAP and Non-GAAP financial measures.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•                  First quarter 2009 revenues increased 8.7% to $77.4 million.

•                  First quarter 2009 Adjusted EBITDA increased 26.5% to $29.4 million, with an Adjusted EBITDA margin of 37.9%.

•                  GAAP EPS for first quarter 2009 was $0.13, up from $0.01 in the prior year.  EPS excluding one-time costs for first quarter 2009 was $0.14.

•                  Adjusted EPS (before amortization of intangibles, one-time costs, and stock-based compensation) for first quarter 2009 was $0.21, up from $0.13 in first quarter 2008.

“We grew revenue by 8.7%, achieved Adjusted EBITDA growth of 26.5% and delivered Adjusted EBITDA margin expansion of 530 basis points against the backdrop of a still difficult financial market.” said Ethan Berman, Chief Executive Officer of RiskMetrics Group. Mr. Berman continued, “Revenue growth has slowed however due to declining new sales and a decrease in our renewal rate to 83.5%.”

Selected Financial Information (unaudited)

All amounts (except share and per share information) are in thousands, unless indicated otherwise.

TABLE A

	Three Months Ended March 31,
			%
	2009	2008	Change
Revenues:
Risk	$40,194	$34,436	16.7%
ISS	37,187	36,784	1.1%
Total Revenues	77,381	$71,220	8.7%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	48,022	48,017	0.0%
Other operating expenses (2)	10,658	11,152	(4.4)%
Total operating costs and expenses	58,680	59,169	(0.8)%

Income from operations	18,701	12,051	55.2%

Other expense	(5,193)	(11,477)	(54.8)%
Income before income taxes	13,508	574	*
Provision for income taxes	4,981	227	*
Net income - GAAP	$8,527	$347	*

EPS (diluted) - GAAP	$0.13	$0.01
Adjusted Net income (3)	$14,019	$8,564	63.7%
Adjusted EPS (diluted) (3)	$0.21	$0.13
Adjusted EBITDA (4)	$29,359	$23,203	26.5%
Adjusted EBITDA margin	37.9%	32.6%

* Exceeds 100%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables H and I for a reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables H and I for a reconciliation to the comparable GAAP measure.

(3) Represents net income and EPS before amortization of intangible assets, one-time costs, and stock-based compensation. Refer to table D for a reconciliation to the comparable GAAP measure.

(4) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and one-time costs.  Refer to table C for a reconciliation to the comparable GAAP measure.

First Quarter 2009 Results Compared to First Quarter 2008 Results

Revenues

Total revenues for the first quarter of 2009 (“Q1 2009”) were $77.4 million, up 8.7% from $71.2 million in the first quarter of 2008 (“Q1 2008”).   Q1 2009 revenue includes $0.6 million from Innovest, which was acquired on March 2, 2009.  Q1 2009 consolidated revenues increased $1.9 million or 2.5% relative to the fourth quarter of 2008 primarily due to an increase in non-recurring revenue for ISS Corporate Advisory services.

On a business segment level, Q1 2009 Risk revenues were $40.2 million, a 16.7% increase over Q1 2008.  This was primarily driven by 16.1% growth in RiskManager revenue resulting from new sales in the asset management and hedge fund sectors in 2008.

ISS revenues were $37.2 million in Q1 2009, a 1.1% increase over Q1 2008. On a product level, total Governance Services (mainly Proxy Research and Voting Services) revenues of $23.1 million for Q1 2009 increased 3.2% from Q1 2008 primarily due to an increase in proxy research and SCAS revenues.  Financial Research and Analysis (“FR&A”) revenues of $14.1 million for Q1 2009 decreased 2.2%, or $0.3 million, over Q1 2008.  The decline in FRA&A revenue was primarily due to a decline in CFRA revenue as a result of declining renewal rates partially offset by an increase in ES&G revenue, including that from the Innovest acquisition.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, and non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, of $48.0 million remained flat compared to Q1 2008.  Changes in foreign exchange rates (principally the strengthening of the US dollar) in Q1 2009 compared to Q1 2008 had a favorable impact on reported operating expenses of $0.9 million.

Compensation expense, which accounted for 70.3% of total Adjusted EBITDA expenses, increased by 1.4% to $33.8 million for Q1 2009 compared to Q1 2008 due to increased salaries partially offset by lower commissions and favorable changes in foreign exchange rates.

Non-compensation expenses decreased to $14.2 million, or 3.2%, for Q1 2009 from Q1 2008, due mainly to decreases in marketing and travel and entertainment expenses, reduced data costs and favorable changes in foreign exchange rates.  Q1 2009 non-compensation expenses were favorably impacted by a one-time data reduction cost of $0.8 million from a data vendor.

Adjusted EBITDA

Consolidated Adjusted EBITDA increased 26.5% to $29.4 million in Q1 2009 from $23.2 million in Q1 2008.  EBITDA, including stock based compensation expense of $1.8 million, was $27.6 million in Q1 2009.

The Adjusted EBITDA margin expanded 530 basis points to 37.9% in Q1 2009, compared with 32.6% in Q1 2008 as revenues continued to grow at a higher rate than Adjusted EBITDA expenses.  Consolidated Q1 2009 Adjusted EBITDA margin increased 380 basis points compared to full year 2008 EBITDA margin of 34.1%.

On a segment level, the Risk business generated Adjusted EBITDA of $17.2 million, which was a 43.0% increase over Q1 2008. The Q1 2009 Risk Adjusted EBITDA Margin was 42.7% as compared to 34.8% in Q1 2008 as revenues grew by 16.7% and Adjusted EBITDA expenses grew by 2.7%.

ISS generated Adjusted EBITDA of $12.2 million in Q1 2009 which was an 8.8% increase over Q1 2008. The Q1 2009 ISS Adjusted EBITDA Margin was 32.8% as compared to 30.5% in Q1 2008 as revenues grew by 1.1% and Adjusted EBITDA expenses decreased by 2.3%.

“Despite decelerating revenue growth, we continue to expand our EDITDA margins through realization of benefits from investments made in our scalable business model,” said David Obstler, Chief Financial Officer of RiskMetrics Group.

Other Operating Expenses and Income from Operations

Consolidated Q1 2009 income from operations was $18.7 million, an increase of 55.2% compared to $12.1 million in Q1 2008.  Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $10.7 million declined $0.5 million compared to Q1 2008 primarily due to a $1.6 million decline in stock based compensation partially offset by one-time costs of $1.3 million in Q1 2009.  The decrease in stock based compensation was primarily due to a $1.3 million charge in Q1 2008 for IPO stock option grants.  In Q1 2009, one-time charges of $1.3 million were incurred relating to lease exit costs, employee severance charges and Innovest acquisition costs.

Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense decreased to $5.2 million for Q1 2009 from $11.5 million in Q1 2008.  This decrease in other expense was mainly due to lower interest expense and one-time IPO and debt repayment-related costs of $5.0 million in Q1 2008, which consisted of $1.25 million debt prepayment penalty fee and a $1.4 million loss on an interest rate swap settlement, both included in the Other Expense line, as well as a non-cash $2.4 million debt issuance cost write-off, included in Interest Expense during Q1 2008.

Net Income and EPS

Net income for Q1 2009 of $8.5 million increased from $0.3 million for Q1 2008. GAAP EPS (diluted) increased to $0.13 for Q1 2009 from $0.01 in Q1 2008.  EPS for Q1 2009 excluding one-time costs for was $0.14.

The effective tax rate for Q1 2009 decreased to 36.9% compared to 39.5% in Q1 2008 primarily as a result of increased pre-tax earnings and a reduction in non-deductible stock based compensation expense.

Adjusted net income, as defined in Table D, increased to $14.0 million in Q1 2009 from $8.6 million in Q1 2008. Adjusted EPS increased to $0.21 for Q1 2009 from $0.13 in Q1 2008.

Selected Operating Data

The Company believes that the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the Three Months Ended March 31
Operating Data	2009	2008

Annualized Contract Value (1)
Risk	$159,994	$142,505
% Growth	12.3%
ISS (2)	$127,977	$125,059
% Growth	2.3%
Annualized Contract Value	$287,971	$267,564
% Growth	7.6%

Recurring Revenue as a % of total revenue (3)
Risk	98.5%	99.0%
ISS	83.7%	84.6%
Recurring Revenue as a % of total revenue	91.4%	91.6%

Renewal Rate
Risk	85.8%	87.7%
ISS	80.4%	89.6%
Renewal Rate	83.5%	88.4%

Notes to Operating Data Table:

(1)   We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)   Innovest was acquired on March 2, 2009 with $5.2 million of ACV, which is not included in ISS ACV as of March 31, 2008.  Innovest ACV does not include any contracts where fees are based on the clients’ asset under management, which currently have approximately $0.8 million of annual revenue.

(3)   We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Overall, renewal rates were 83.5% for the quarter ended March 31, 2009 as compared with 88.4% for the quarter ended March 31, 2008 and 84.2% for the quarter ended December 31, 2008. Risk achieved a renewal rate of 85.8% which decreased compared to the Q1 2008 rate of 87.7% and remained steady with the Q4 2008 renewal rate of 85.8%.   ISS had a renewal rate of 80.4% which decreased compared to the Q1 2008 rate of 89.6% and Q4 2008 renewal rate of 83.0%.

The Risk renewal rate declined mainly due to higher non-renewals in the alternative investment segment offset by steady renewal rates in the asset management segment.  The Risk renewal rate remained consistent with Q4 2008 across all segments.  The ISS renewal rate declined primarily due to a decline in the proxy business renewal rate driven by budget constraints of clients, as well as significantly lower renewal rates in Corporate Services and CFRA products.  The proxy business renewal rate in Q1 2009 was slightly lower than in Q4 2008.

Annualized Contract Value increased 7.6% for the quarter ended March 31, 2009, with Risk ACV increasing 12.3% (from $142.5 million to $160.0 million) and ISS ACV growing 2.3% (from $125.1 million to $128.0 million). Proforma for the Innovest acquisition, consolidated ACV grew 5.7% and ISS ACV declined 1.8%.  Risk average ACV per client continued to increase to over $280,000 from $225,000 in Q1 2008. Consolidated ACV of $288.0 million as of March 31, 2009 increased $2.0 million compared to December 31, 2008 due to the acquisition of Innovest and first quarter 2009 new sales, offset by non-renewals as well an over $2.5 million negative currency effect primarily related to the  depreciation of the Euro and British pound.

Consolidated Q1 2009 new ACV sales were $8.2 million, a decrease from $21.8 million in Q1 2008 and $16.7 million in fourth quarter 2008.

One time sales were $7.8 million in Q1 2009, up 19% over Q1 2008 and 26% over fourth quarter 2008, due to strong sales of Corporate Services products and increased implementation fees.

RiskMetrics continued to have success in growing our relationship with existing clients with approximately 55% of new ACV sales coming from existing clients.

Discussion of Cash Flow

As of March 31, 2009, cash and cash equivalents were $159.3 million, down $11.5 million compared to December 31, 2008.  In Q1 2009, we completed the acquisition of Innovest which used $14.9 million of cash.  Operating activities for Q1 2009 provided cash of $4.3 million, compared to cash used of $12.9 million the Q1 2008.

Capital expenditures decreased to $0.6 million for Q1 2009 compared to $1.8 million in Q1 2008.

Free Cash Flow (operating cash flow minus capital expenditures) for the quarter ended March 31, 2009 increased to positive $3.7 million compared to negative $14.7 million for Q1 2008.

Our cash flow tends to be lower in the beginning of each year due to year end bonuses and commissions paid during this period. As a result, we typically generate more cash flows from operations during the second half of the year than during the first half of the year.

2009 Guidance

As of May 5, 2009, the Company is providing the following update to its fiscal 2009 financial guidance which was previously provided on February 19, 2009:

•                  Revenue is expected to be at or below the low end of the previous $315 to $330 million range for the fiscal year ending December 31, 2009.

•                  Adjusted EBITDA is expected to be within the previously provided range of $112-$120 million.

Conference Call Information

The Company will hold a conference call to discuss results for the first quarter of 2009 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in	866.356.4281
International dial-in	617.597.5395
Pass code	63956373

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contacts:

cheryl.gustitus@riskmetrics.com	sarah.cohn@riskmetrics.com
301.556.0538	212.354.4643

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2008 Annual Form 10-K which was filed with the Securities and Exchange Commission on February 27, 2009. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income to Adjusted EBITDA on our historical results:

Table C

	Three months ended March 31,
	2009	2008
Net income	$8,527	$347
Interest, other expense, net	5,193	11,477
Income tax expense	4,981	227
Depreciation and amortization of property and equipment	1,955	2,115
Amortization of intangible assets	5,592	5,456
Stock-based compensation	1,808	3,361
Non-recurring expenses (a)	1,303	198
Loss on disposal of property and equipment		22
Adjusted EBITDA	$29,359	$23,203

(a)          Represents employee severance, transaction costs, and lease exit costs incurred.

Adjusted EBITDA, as defined in our credit facility, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, impairment of goodwill and intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facility. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facility. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide more consistent comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs, impairment charges and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below

Table D

	Three months ended March 31,
	2009		2008
	$ Amount		$ Amount

GAAP - Net Income	$8,527		$347
Plus: One-time Costs	1,303	(1)	6,348	(2)
Plus: Non IPO Stock-Based Compensation	1,808		2,004
Plus: Amortization of Intangible Assets	5,592		5,456
Income tax effect	(3,211)		(5,591)
Adjusted Net income before, stock-based compensation, amortization of intangibles and one-time costs	$14,019		$8,564

Adjusted EPS – diluted	$0.21		$0.13
Diluted Shares	67,342,539		64,811,753

Three months ended March 31,
2009
$ Amount

GAAP - Net Income	$8,527
Plus: One-time Costs (1)	1,303

Income tax effect	(481)

Adjusted Net income before one-time costs	$9,349

EPS before one-time costs– diluted	$0.14
Diluted Shares	67,342,539

(1) Includes one-time expenses which include employee severance costs of $0.5 million, $0.6 million for lease exit costs and $0.2 million for Innovest acquisition related costs during the three months ended March 31, 2009.

(2) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the three months ended March 31, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Historical GAAP Financial Statements

Tables E through G presents the historical GAAP financial statements of RiskMetrics Group as of and for the quarter ended March 31, 2009.

TABLE E

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS MARCH 31, 2009 AND 2008

(UNAUDITED)

(In thousands, except share and per share amounts)

	2009	2008
REVENUES	$77,381	$71,220
OPERATING COSTS AND EXPENSES:
Cost of revenues	23,322	22,704
Research and development	10,137	10,461
Selling and marketing	7,067	9,206
General and administrative	10,607	9,205
Depreciation and amortization of property and equipment	1,955	2,115
Amortization of intangible assets	5,592	5,456
Loss on disposal of fixed assets	—	22
Total operating costs and expenses (1)	58,680	59,169
INCOME FROM OPERATIONS	18,701	12,051

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	193	299
Interest expense	(5,386)	(9,163)
Other expenses		(2,613)
Total interest, dividend, investment, and other income (expense), net	(5,193)	(11,477)
INCOME BEFORE PROVISION FOR INCOME TAXES	13,508	574
PROVISION FOR INCOME TAXES	4,981	227
NET INCOME	$8,527	$347

NET INCOME PER SHARE:
Basic	$0.14	$0.01
Diluted	$0.13	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	61,464,761	57,161,701
Diluted	67,342,539	64,811,753

(1) Includes stock-based compensation expense of $1,808 and $3,361 for three months ended March 31, 2009 and 2008, respectively.

TABLE F

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share amounts)

	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$159,328	$170,799
Accounts receivable, net	52,179	42,319
Deferred tax assets	2,441	2,092
Income taxes receivable	—	4,562
Other receivables and prepaid expenses	7,325	5,666
Total current assets	221,273	225,438
Intangibles—net	148,848	148,340
Goodwill	318,659	308,613
Property and equipment—net	14,450	15,400
Deferred financing costs	4,968	5,227
Other assets	2,725	1,995
TOTAL ASSETS	$710,923	$705,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$4,821	$1,981
Accrued expenses	20,546	40,174
Income taxes payable	1,569	—
Debt, current portion	2,965	2,224
Deferred revenue, current portion	120,862	109,525
Other current liabilities	211	211
Total current liabilities	150,974	154,115
LONG-TERM LIABILITIES
Debt	287,654	288,395
Deferred tax liabilities	31,125	31,405
Deferred revenue	1,336	1,364
Other long-term liabilities	25,011	26,567
Total liabilities	$496,100	$501,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—200,000,000 authorized; 61,774,324 and 61,673,960 issued and 61,531,170 and 61,430,806 outstanding at March 31, 2009 and December 31, 2008, respectively	$618	$617
Treasury stock—243,154 shares	(579)	(579)
Additional paid-in capital	434,101	431,781
Accumulated other comprehensive loss	(16,447)	(17,255)
Accumulated deficit	(202,870)	(211,397)
Total stockholders’ equity	214,823	203,167
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$710,923	$705,013

TABLE G

RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(UNAUDITED)

(Amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,527	$347
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization of property and equipment	1,955	2,115
Provision for bad debts	266	176
Amortization of intangible assets	5,592	5,456
Amortization of debt issuance costs	260	2,670
Stock-based compensation	1,808	3,361
Tax benefit associated with exercise of stock options	(292)	(1,458)
Loss on disposal of fixed assets	—	22
Changes in assets and liabilities (net of assets and liabilities acquired):
Increase in accounts receivable	(9,118)	(19,550)
Decrease (increase) in income and deferred taxes	4,901	(632)
Increase in other receivables and prepaid expenses	(1,650)	(264)
Increase in other assets	(824)	(54)
Increase in deferred revenue	10,421	11,062
Increase (decrease) in trade accounts payable	2,826	(2,828)
Decrease in accrued expenses and other liabilities	(20,376)	(13,362)
Net cash provided (used) by operating activities	4,296	(12,939)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(608)	(1,777)
Cash paid to acquire Innovest Strategic Advisors (“Innovest”) (net of cash acquired of $1,190)	(14,883)	—
Net cash used in investing activities	(15,492)	(1,777)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	(125,750)
Gross proceeds from equity offering	—	197,400
Equity offering expenses	—	(1,073)
Excess tax benefit associated with exercise of stock options	292	1,458
Proceeds from exercise of stock options	221	2,682
Net cash provided by financing activities	513	74,717
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(788)	(109)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,471)	59,892
CASH AND CASH EQUIVALENTS—Beginning of period	170,799	27,455
CASH AND CASH EQUIVALENTS—End of period	$159,328	$87,347
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$5,055	$6,472
Cash paid for taxes	$510	$1,651
NON CASH INVESTING AND FINANCING ACTIVITIES:
Tax benefit associated with exercise of ISS stock options	$—	$596

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table H

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO MARCH 31, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$77,381			$77,381

Operating cost and expenses:
Cost of revenues	23,322	(610	)(A)	22,712
Research and development	10,137	(520	)(A)	9,617
Selling and marketing	7,067	(338	)(A)	6,729
General and administrative	10,607	(340	)(A)	8,964
		(1,303	)(B)
Total adjusted EBITDA expenses	51,133	(3,111)		48,022

Depreciation and amortization of property and equipment	1,955			1,955
Amortization of intangible assets	5,592			5,592
Loss on disposal of property and equipment
Total other operating expenses	7,547	3,111		10,658

Total operating expenses	58,680			58,680

Income from operations	18,701			18,701

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	193			193
Interest expense	(5,386)			(5,386)
Other expenses	—			—
Interest, dividend, investment and other income (expense), net	(5,193)			(5,193)

Income before provision for income taxes	13.508			13,508

Provision for income taxes	4,981			4,981

Net income	$8,527	$		$8,527

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of non-recurring employee severance, lease exit costs, and transactions costs from adjusted EBITDA expenses to other operating expenses.

Table I

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. OCTOBER 1 TO MARCH 31, 2008	ADJUSTMENTS		AS ADJUSTED

Revenues	$71,220			$71,220

Operating cost and expenses:
Cost of revenues	22,704	(1,558	)(A)	21,146
Research and development	10,461	(781	)(A)	9,680
Selling and marketing	9,206	(321	)(A)	8,885
General and administrative	9,205	(701	)(A)	8,306
		(198	)(B)
Total adjusted EBITDA expenses	51,576	(3,559)		48,017

Depreciation and amortization of property and equipment	2,115			2,115
Amortization of intangible assets	5,456			5,456
Loss on disposal of property and equipment	22			22
Total other operating expenses	7,593	3,559		11,152

Total operating expenses	59,169			59,169

Income from operations	12,051			12,051

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	299			299
Interest expense	(9,163)			(9,163)
Other expenses	(2,613)			(2,613
Interest, dividend, investment and other income (expense), net	(11,477)			(11,477)

Income before provision for income taxes	574			574

Provision for income taxes	227			227

Net income	$347	$		$347

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of lease exit costs from adjusted EBITDA expenses to other operating expenses.